EXHIBIT 23.2


SHERB & CO., LLP
805 Third Avenue New York, NY 10022   Voice: 212 838-5100     Fax: 212 838-2676
________________________________________________________________________________
Certified Public Accountants




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation in this Registration Statement on Form S-8, of our report dated June 16, 2003 for the period ended March 31, 2003 relating to the balance sheet of iGames Entertainment, Inc. as of March 31, 2003 and the related statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2003 and for the period May 9, 2001 (inception) through March 31, 2002. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



      /s/ Sherb & Co., LLP
          Sherb & Co., LLP

Certified Public Accountants



New York, New York
August 11, 2003